THOMSON STREETEVENTS Edited Transcript

Caseys General Stores Inc (CASY)

Industry Food & Staples Retailing   Sub-Industry Food Retail

CASYQ2 2017 Caseys General Stores Inc Earnings Call

Event Date/Time 12/08/16 / 09:30AM CT

NOTE Indexed Audio is Not Available for this Transcript.

Corporate Participants

- Bill Walljasper - Casey's General Stores, Inc. - *CFO*

Conference Call Participants

- Chuck Cerankosky - Northcoast Research - *Analyst*
- Chris Mandeville - Jefferies & Co. - *Analyst*
- Kelly Bania - BMO Capital Markets - *Analyst*
- Ben Bienvenu - Stephens Inc. - *Analyst*
- Shane Higgins - Deutsche Bank - *Analyst*
- Ryan Gillligan - Barclays Capital - *Analyst*
- Ronald Bookbinder - Coker Palmer - *Analyst*
- Bob Summers - Macquarie Research Equities - *Analyst*
- Anthony Lebiedzinski - Sidoti & Company - *Analyst*
- Daniel O'Hare - BofA Merrill Lynch - *Analyst*

Presentation

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Operator 1

Good day, ladies and gentlemen, and welcome to the Casey's General Stores second quarter 2017 earnings conference call.

(Operator Instructions)

As a reminder, today's conference is being recorded. I would now like to introduce your host for today's conference, Mr. Bill Walljasper, Chief Financial Officer. Sir, please go ahead.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 2

Thank you. Good morning and thank you for joining us to discuss Casey's results for the quarter ended October 31. I'm Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I'll remind you that certain statements made by us during the investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to our possible or assumed future results of operations, business strategies, growth opportunities, and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and are available on our website. Any forward-looking statements made during this call reflect our current views as of today with respect to future events and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

We'll take a few minutes to summarize the results of the second quarter, and then afterwards open for questions about our results. Diluted earnings per share for the second quarter were $1.44, compared to $2.00 a year ago. The primary reason for the decrease was a fuel gallon margin that was over $0.06 per gallon lower than the period compared to the second quarter a year ago. This difference represented approximately $0.52 on diluted earnings per share. Year-to-date diluted earnings per share were $3.14, compared to $3.57 in the same period last year.

In the fuel category, an increase in miles driven this year and lower retail fuel prices from a year ago benefited same-store gallons during the second quarter. This resulted in an increase in same-store gallons sold of 3.7% in the quarter, while total gallons sold for the quarter rose 7.1% to $531 million. The average retail price of fuel during this period was $2.10 a gallon, compared to $2.35 last year. The average fuel margin in the quarter of $0.186 per gallon was in line with our annual goal of $0.184 per gallon. As mentioned previously, this was down significantly from the record margin in the same period a year ago. Year-to-date, the fuel margin was $0.191 per gallon, ahead of our annual goal.

The second quarter margin benefited from the sale of renewable fuel credit, commonly known as RINs. During the quarter, we sold 17.8 million RINs for a total of $15.9 million. This represented about $0.03 per gallon improvement to the fuel margin. RINs are currently trading at around $1.12. For comparison purposes going forward, last year in the third quarter, the average RIN sold was approximately $0.61. Same-store gallons sold year-to-date were up 3.3%, with total gallons sold for the year up 7%, to $1.1 billion. Due to the lower fuel margin in the quarter, gross profit dollars in the fuel category were down over $23 million, to $99 million.

Total sales in the grocery and other merchandise category were up 5.5%, to $545 million in the second quarter. Same-store sales were up 3.1% during the quarter, which was short of our annual goal due to a deceleration in customer traffic and a tightening in consumer spending. Total sales across all major areas of the category show mid- to high single-digit increases. The average margin in the quarter was 32%, up 50 basis points from a year ago, primarily due to an out of period adjustment that adversely impacted the second quarter last year. As a result, gross profit for the quarter in the category was up over 7%, to $174.6 million.

For the year, same-store sales were up 3.8%, with total sales up 6.5% to $1.1 billion. The average margin year-to-date was 31.8%. We are pleased with the gains in the category, in light of the environment we are currently experiencing, and we are optimistic about growth the remainder of the fiscal year, as we benefit from the continued rollout of major remodels, replacement stores and new store openings.

In the prepared food and fountain category, total sales were up 8.3%, to $248.3 million for the quarter. Despite the economic environment in our market area, same-store sales in the quarter were up 5.1%, which was consistent with our first quarter results. Our various growth programs continue to perform as expected. Sales in our unchanged store base were below our expectations, which we attribute generally to the challenges in the broader convenience and food service industries.

To help offset some of these pressures, effective November 1 we implemented several strategic price increases on select items. These increases should represent approximately 1% to 1.5% benefit to the total prepared food category going forward. The average margin for the second quarter was 62.9%, down 50 basis points from a year ago, primarily due to higher supply costs and increased promotional activity in the fountain and bakery area offset by lower commodity costs. Our average cost of cheese is locked in through December, 2016 at $1.86 per pound, compared to $1.89 per pound a year ago.

In the quarter, prepared food gross profit dollars rose 7.4%, to $156.3 million. Year-to-date, same-store sales were up 5.1%, with an average margin of 62.9%. We are optimistic about our growth in this category the remainder of the fiscal year, as we benefit from the continued implementation of pizza delivery stores and our major remodel program, as well as new store openings.

At the six month mark, operating expenses were up 10.5%. For the quarter, operating expenses increased 10.2%, to $295.3 million. Approximately 66% of this increase was due to a rise in wages and payroll taxes, primarily related to increased wage pressures and operating more stores compared to a year ago in the same period. Store level operating expenses for open stores not impacted by any of the growth programs were up approximately 4.9% in the quarter.

In the last earnings call, we discussed the upcoming change in the minimum salary requirements for exempt employees that was scheduled to go into effect December 1. As many of you have seen, this requirement has been temporarily blocked by a US District Court ruling. As you may recall, we estimated the impact from this change to be in the neighborhood of $10 million over the 12 months following the effective date. This new ruling came just eight days before the implementation date. At this point in time, like many other employers, we have already communicated changes to our employees and have taken the steps necessary to make payroll adjustments.

We remain committed to offering competitive wages and benefits in an effort to be the employer of choice. With this in mind, we feel that it is the right decision to uphold a commitment that we made to our employees and will go forward with the applicable salary changes. We believe the previously mentioned price increases in the food service area will offset the majority of this impact.

On the income statement, total revenue in the quarter was down slightly, to $1.9 billion, due to an 11% decrease in the retail price of fuel from the second quarter last year, offset by sales gains due to an increase in the number of stores in operation this quarter compared to the same period a year ago and the additional rollout of operational growth programs to more stores.

Depreciation was up 16.4%. This was consistent with the increase in the first quarter and in line with the comments we made during our last earnings call. We expect depreciation to be up in the mid teens for the fiscal year compared to a year ago. Year-to-date, total revenue was down slightly, due to lower retail fuel prices.

The effective tax rate in the quarter was 36.1%, up slightly due to an increase in state tax expense. We expect our effective tax rate to be around 35% to 36% for the fiscal year end.

Our balance sheet continues to be strong. At October 31, cash and cash equivalents were $178 million, up from $75.8 million at the end of the fiscal year, primarily due to the additional debt we secured for future growth and year-to-date result of our company. Long-term debt net of current maturities was $915 million, while shareholder equity rose to $1.2 billion, up $116 million from fiscal year end.

At the six month mark, we generated $240 million in cash flow from operations and capital expenditures were $209.2 million, compared to $210 million a year ago in the same period. We expect capital expenditures to increase as new store construction accelerate and we complete more major remodels during the second half of our fiscal year.

This quarter, we opened 11 new store constructions, completed 9 replacement stores and acquired 3 stores. We also have 15 additional acquisition stores under contract to purchase. We are encouraged by the increased dialogue that we are having with potential sellers; however, we will remain patient and disciplined in our evaluation of these opportunities. We also completed 16 major remodels in the quarter. In addition to all of this activity, we currently have 39 new stores, 22 replacement stores, and 37 major remodels under construction.

The second distribution center that was opened in February, 2016 is performing extremely well. One of the benefits of this facility is that it opens up new geography for us to efficiently expand our footprint. This, along with increased resources in our store development department, has put us in a better position to accelerate our unit growth. We currently have 84 sites under contract for future new builds, the majority of which will be completed FY18. Our store count at the end of this quarter was 1,941. We believe, given our strong balance sheet and expanded geography, we are positioned very well for future growth.

In addition to the unit growth, through the first six months, we have also converted 89 locations to a 24-hour format and 70 stores to the pizza delivery format. Due to the performance of our pizza delivery program and additional opportunities in smaller communities, we will be accelerating the rollout of this program. We plan on converting approximately an additional 90 locations to the pizza delivery format over the remainder of the fiscal year. This will bring our total pizza delivery stores converted this fiscal year to 160.

We also on track to complete an additional 76 major remodels, bringing our total at fiscal year end to 100. Currently we have approximately 1,022 stores that are on the 24-hour format, 552 stores that are in the pizza delivery format, and completed 388 major remodels.

Lastly, our online ordering continues to gain traction. Subsequent to the rollout in January, total downloads for the mobile app have exceeded 616,000 and continues to grow. The amount of pizza orders done online has climbed to over 10% and the basket rank of an online order has increased and is now over 20% higher compared to a telephonic order. We believe the contribution will continue to grow as the number of downloads of our mobile app increases.

That complete our review for the quarter. We'll now open up for questions.

Questions and Answers

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Operator 1

(Operator Instructions)

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky, Northcoast Research - *Analyst* 2

Good morning, Bill. Could you talk about the level of fuel retailer competition? Has it intensified? Is any of that changed over, say, the previous 12 months?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 3

I think that level of competition has been relatively consistent in the last 12 months. As you may know, since FY08, we have definitely seen an uptick in the fuel margin activity. A lot of that has to do with what I will call a more rational pricing environment by our competition. And this is kind of spurred by some of the competitive pressures on gross profit dollars over that course of time. Those would range from obviously minimum wage increases to increased taxation and legislation on different products. And that's where it's being offset. So I would say it's been relatively rational in that same period of time.

Chuck Cerankosky, Northcoast Research - *Analyst* 4

And could you comment on the volatility of fuel pricing, or fuel costs, during the quarter and where it might be headed?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 5

Yes. The fuel volatility was, when you compare it to the same period a year ago, it was much lower in volatility. And so I think that certainly goes to the, some of that disparity that we talk about at the onset of the call, that $0.06 margin differential. Obviously,

volatility gives us an opportunity to spread margin. We just didn't quite see the same volatility this quarter compared to the second quarter a year ago.

Chuck Cerankosky, Northcoast Research - *Analyst* 6

Are you saying that volatility, however you measure it, changed as the third quarter begins?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 7

Well, it would be kind of a challenge for us to comment on that at this point. We only have a month into it. It really kind of stayed consistent the first part of November, maybe a slight uptick here towards the end of November.

Chuck Cerankosky, Northcoast Research - *Analyst* 8

Okay. And where is management's mindset right now on share repurchases?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 9

Well, share repurchase for us, if it's something that, I can tell you, Chuck, we've had a lot more external conversations regarding share repurchase and we've had a lot more internal conversations regarding share repurchase. It's one of those items that we look at on a regular basis to drive total shareholder return. It's something that we continue to look at and evaluate. And certainly, it's one of those things, as we look at our balance sheet and our debt to EBITDA ratio, it's one that's getting a little bit more attention internally. We don't have an authorization out there at this point. Obviously, when that does happen, or if it does happen, certainly we'll notify everybody of that.

Chuck Cerankosky, Northcoast Research - *Analyst* 10

All right, Bill. Thank you.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 11

You bet, Chuck.

Operator 12

Chris Mandeville, Jefferies.

Chris Mandeville, Jefferies & Co. - *Analyst* 13

Thanks for taking my question. So Bill, looking at your unit growth, should we expect the 15 acquisition targets to close sometime in the back half of this year? And just how robust is the potential pipeline going forward?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 14

Yes. The answer to the first part of that, the answer is yes, you should anticipate those 15 sites that we have under contract to be completed and open up in the back half of the year. Obviously, we've had much more acquisition activity this year, albeit it's not a tremendous amount, but we've had a lot more activity this year relative to a year ago. As we mentioned on this call, as well as the last call, we've had definitely an increased dialogue and willingness to have conversations about the opportunity to purchase businesses. The valuations still, we're very obviously conservative in that regard, want to make sure that the valuations meet our expectations. So they're still a little bit high, the seller expectations are a little bit high relative to our expectations. But nevertheless, we are encouraged as we move further out in our geography.

As far as the sites that we have under contract, the new store constructions, the majority of those will certainly fall in the next fiscal year. Along that lines, I do want to point out that we have taken steps over this past year to increase the number of resources, as I mentioned, in our store development area. We are taking future steps to increase the number of resources in the upcoming year, as well. We are definitely making a push to try having a sustained accelerated unit growth in regards to new store construction and to augment on top of that with acquisitions.

Chris Mandeville, Jefferies & Co. - *Analyst* 15

Okay. That's helpful. And just point of a clarification here. So on the new builds, you had 39 stores under construction as of last quarter, the same number for this quarter, but you only managed to actually open 11 in the quarter itself. So I'm just trying to understand the actual number of new store openings that you expect maybe in the back half of the year, as you mentioned the 84 under contract will largely fall into FY18.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 16

Yes. For the end of the fiscal year, we anticipate opening 50 new stores, right about 50 new store constructions. It may be a little bit higher than that, might be a little bit lower than that, but right about 50.

Chris Mandeville, Jefferies & Co. - *Analyst* 17

Okay. And then for your full-year goals, can you provide any update on the feasibility of hitting each? Obviously, as you discussed in the past, the prep food comps aren't likely to hit that 10.2% goal. And I imagine maybe even given the Q2 results, that the grocery comp could be a bit of a stretch. But any thoughts there would be appreciated. And although you won't maybe hit your goal on the prep food comp for the full year, do you think it may be possible that you could exit the year at a level similar to your goal, maybe a run rate, if you will?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 18

Yes, good question. Let me frame both of those areas. We'll start with prepared food and fountain. The goal of 10.2%, obviously, and given the results through the six months, we will not be hitting that goal. I think we have a very good opportunity to accelerate our same-store comps in the prepared food category relative to where they're currently at. And what gives us a little bit of optimism in that regard are a number of things. One, as we mentioned on the call, the price increase. That was about a 1% to 1.5% price increase that we took effective November 1. In addition to that, we also have an acceleration of pizza delivery stores, as I mentioned, that will open up. The majority of those will open in the third quarter, and then obviously, the tail end in the fourth quarter. And so those will obviously lend itself to the same-store sales and prepared foods.

But we do have easier comparisons, obviously, in the back half relative to the first half. But also, in addition to that, we have certainly increased promotional activity that we're trying to push forward in the prepared food category. We had a nice promotion in November, as well as some increased, what I'll call, digital advertising to help push the online. I think you're seeing some of the benefits of that effort in the numbers that we put out. So with respect to the margin in prepared food category, obviously we are certainly on track to hit that margin. I think we're in good shape there. I'm sorry, go ahead.

Chris Mandeville, Jefferies & Co. - *Analyst* 19

No, I'm sorry. You can finish your thought there.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 20

I was going to shift over to the grocery and general merchandise category there. It will be very challenging for us to hit that goal, that annual goal. But certainly again, the same kind of themes here. We feel optimistic about having an acceleration in comps in the grocery and general merchandise in the back half of the year relative to where we're currently at. We do have some price increases that we have taken recently and are planned on taking later here in Q3 in areas like beer, the 20-ounce soda and then cigarettes. Also, the major remodels that are back loaded this fiscal year will not only help the grocery and general merchandise, but will also help the prepared food category, as well. So just some thoughts around those two particular areas.

Now on the margin side, we're only 20 basis points below our goal. So I think there's certainly a realistic chance that we can hit that, because obviously some of those price increases will have some margin enhancement opportunities.

Chris Mandeville, Jefferies & Co. - *Analyst* 21

Great. All very helpful color. And the last one for me. On the RINs generation, the percentage of gallons was up a little bit this quarter, as it was in Q1, as well. How should we think about that on a percentage basis going forward? And I know it's tough to maybe respond to this, but do you have any updated view as it relates to the RFS mandate, have there been any discussions internally after now having seen that the Attorney General Pruitt has been nominated as the head of EPA and what that could potentially do, or any type of thoughts as it relates to what we should be assuming for RINs prices on a go forward basis? Thanks.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 22

I'll try to make sure I get all of those. If I don't catch one of those, just swing back to me, if you will, Chris. With respect to the RINs volumes, there are several things that are helping that volume rise a little bit relative to prior periods. One would be, obviously, we have a lower retail fuel environment and that's encouraging, increased same-store gallons. And that's feeding part of that. Also, the Fuel Saver program that we have partnered with Hy-Vee, which is a retail grocery store chain here, has done very well in the second quarter, as well as it did in the first quarter. So both of those things certainly are driving same-store gallons, which then in turn drives a higher RIN volume, because a lot of that penetration happens to be in the state of Iowa, where we happen to secure the RINs.

Now on a go forward basis, retail fuel price continues to be at lower levels relative to a year ago, and so we are heavily correlated to US DOT miles driven. And that just came on here recently, and that continues to be a positive. So I think we have some opportunity to continue to have some same-store gallon movement here on the positive side.

With respect to the second part of your question on the RFS, I'm not sure we have necessarily a crystal ball on where that's going. Obviously, RIN values dipped after the election slightly and have come up subsequent to that. The EPA certainly has made it clear their viewpoints on the point of obligation with respect to the RFS, albeit they did open that 60-day window for comments. And it's really, I think it's a little too early for us to make any speculation as to where that might go. For us, we just happened to be able, were fortunate, I would say, to be able to benefit from that, due to our market where we operate and the way we distribute our fuel.

We don't have any bulk storage tanks where we're out there blending any type of RINs, just in splash blending, as you know, Chris. Hope that answered your questions.

Chris Mandeville, Jefferies & Co. - *Analyst* 23

It does. Thank you very much and best of luck in Q3.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 24

Thanks, Chris.

Operator 25

Kelly Bania, BMO Capital Markets.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 26

Hi, Kelly.

Kelly Bania, BMO Capital Markets - *Analyst* 27

Hi. Good morning. Thanks for taking my question. Wanted to ask a little bit about the wage increases or changes following the minimum salary exemption. Sounds like you're moving forward with that. My question is, do you think most of your competitors will also move forward with that decision?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 28

Yes. I'm not sure about all of our competitors. I'm not sure what their current wage structure is with respect to the levels within that minimum salary. I can tell you that most of the employers that have proceeded forward are going to continue with their commitment. That ruling was a very late in the game type ruling, and so I think most employers feel that having made that commitment, it would be very challenging to pull that back. From our perspective, Kelly, that's probably true with about any employer, we want to be the employer of choice in our market area. So part of that for us is to have competitive wages and competitive benefits, and I think this is just an offshoot of that philosophy.

Kelly Bania, BMO Capital Markets - *Analyst* 29

Got it. And then you mentioned you're accelerating the pizza delivery. Is that just looking at the benefits that you're getting, is that pulling forward any from next year, or is the decision there at all just related to the environment and that's an initiative that you can press further on to help drive that category, or what's behind the decision in accelerating that?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 30

Good question. I don't necessarily think it's pulling forward sites that we had planned in next fiscal year into this fiscal year. As we look at the success of the pizza delivery program, the primary success that we've had has been in larger communities with that program. We have just recently started putting the pizza delivery into some smaller communities and have seen some relatively good success in that regard. And so as we move forward, we thought we had an opportunity to roll out additional pizza delivery story to some of the smaller communities that we have not otherwise had contemplated. And so that's part of that. And again, it's one of those, there's no CapEx investment in that, it's more of an operational change. And if we find that in certain stores, it's not working as expected, we can certainly pull that back. But we definitely think we have an opportunity there, and so we felt we'd take that opportunity for this fiscal year.

Kelly Bania, BMO Capital Markets - *Analyst* 31

Great. And then if I could just ask one more about the grocery category. I think you mentioned some price increases coming up in some of the categories, in beer and cigarettes. And I thought that last quarter, you were starting to see some deflation in beer. So I was just curious, do you think any price increases in there would be in line with your competition or do you not expect any volume response, or just some thought behind the process of --

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 32

No. Definitely fair question. We find ourselves, as we look at our beer pricing in comparison to a lot of our peers, we certainly think we have opportunities from a competitive landscape to increase certain aspects of the beer category and still be in the market, similar to what we did with prepared foods here recently. We did that on select items that we felt we were under the market and increased those in the pizza category, the pizza and prepared food category. So yes, there are certain things. The 20-ounce soda certainly is a [pass through]. Now some of this is passed through from cost pressures, but some of it's also incremental above and beyond. And so we're going to take that opportunity. We are always doing competitive pricing surveys on key products. We do that on a monthly basis. And so I believe we're certainly well in tune with the landscape of a particular store in a market.

Kelly Bania, BMO Capital Markets - *Analyst* 33

Great. And I don't normally ask on quarter to date trends, but given that this November was a little bit different than most months, just curious, have you seen any change in trend and traffic or consumer sentiment in your stores or just broader trade down or any noticeable changes that you're willing to talk about in November?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 34

Part of the reason that obviously we got away from putting out monthly same-store sales was to put a little bit less focus on the short-term results. So we're a little hesitant at this point to come back to that and start giving trend analysis on a one month basis. The only thing I would say about November, from a weather perspective, it was probably the second warmest November on record in our market area here. And also, I think the DOT came out recently with their miles driven, and so that was another plus. Whether that was weather related or not, I don't know, but again, another positive, I think, as we move into the third quarter.

Kelly Bania, BMO Capital Markets - *Analyst* 35

Great. Thank you.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 36

You bet.

Operator 37

Ben Bienvenu, Stephens.

Ben Bienvenu, Stephens Inc. - *Analyst* 38

Thanks. Good morning.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 39

Hi, Ben.

Ben Bienvenu, Stephens Inc. - *Analyst* 40

So focusing for a refocusing on the prepared food and fountain, you had your partial results that were released for the quarter, and it looks like the balance of the quarter accelerated to pull up that 4.9% quarter to date number to a 5.1% number, and you also mentioned that you had some promotional activity around prepared food and fountain. I'm curious, is that something that took hold in October? Because it seems like a nice acceleration, particularly when considering the stack that you guys were going against in the compare of that 10.5% comp in October of last year.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 41

Yes. More of the promotional activity that we discussed in that first call really have come in the November. We put out a new promotion -- well, I wouldn't say it's new, but it's promotional that we don't do on a regular basis in November -- and certainly, that's going very well for us. With respect to other promotional activity, we really focused, and I alluded to this a little bit earlier, really focused an increase on some of the digital environment, with that online ordering and trying to really drive that piece of our business. And obviously, that's obviously focused on prepared foods. And so I think you're seeing a little bit of benefit come through in that regard. And obviously, we've had a nice uptick in the number of downloads in the online ordering. We've had a nice uptick in the contribution of pizza sales, with respect to online versus telephonic. And also the basket ring, we've seen an increase in the basket ring when you compare the telephonic with the online. So all of these things are positive and I think, in part, at least, has to do with some of the efforts we have in that digital environment.

And so yes, basically, to answer the first part of your question, that disclosure, that [end of quarter] disclosure that was made at 4.9%, obviously things certainly improved slightly, albeit only 20 basis points. But nevertheless, we were pleased with at least that the prepared food comps in the second quarter were consistent with the first quarter. And you probably know, Ben, we've had a deceleration over the prior three or four quarters, so that's certainly, we're encouraged by that.

Ben Bienvenu, Stephens Inc. - *Analyst* 42

Yes. And maybe just dovetailing your comments around the digital piece, you saw ticket move up to now a 20% differential versus telephonic. And you've obviously seen downloads pick up. I'm curious, have you seen, if you have this level of granularity in the detail, have you seen frequency of transactions with existing users pick up, as well? Is the propensity for that consumer that's moved to the digital platform such that maybe they would feel more comfortable shifting all their orders there?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 43

Yes. I don't know about shifting all their orders there, but certainly we do have a higher volume of what I'll call repeat, with respect to the mobile app, repeat users. The mobile app certainly seems to be more prevalent in some more of our populated areas. And so

we're trying to do what we can to try to continue to drive that higher, as well as the rural environments higher, as well. So it's going to take some time. We just started out in January, but I think we're on track with it.

Ben Bienvenu, Stephens Inc. - *Analyst* 44

Yes. Great. And then shifting gears, my last question here on margins in the prepared food category. In light of the pricing increases, just curious of the implications there on the margin that you foresee. And then, given the inflationary commodity environment we've seen, I'm curious as to whether you guys have made any forward purchases of cheese or coffee or if you're still monitoring the market there?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 45

Yes, so on the price increases, with respect to grocery and other merchandise, I think we have some opportunity for some incremental margin gain there, albeit not a significant amount, but I think we do have a little bit of opportunity there. On the prepared food category, certainly when we do a price increase, I think we do have opportunities to drive margin, as well as comps. And so I think that's part of the benefit of that increase. In the cheese and coffee, coffee is locked in right now through, I'm going to say June or July of 2018. And so we are locked in that very favorable. Coffee has risen subsequent to our lock in, so we're very pleased with that. We are currently looking at the futures markets with respect to cheese. We have not committed to anything at this point on a future lot, but just stay tuned in that area, as we continue to monitor that area.

Ben Bienvenu, Stephens Inc. - *Analyst* 46

Okay. Great. Best of luck. Thanks.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 47

Thanks, Ben.

Operator 48

Shane Higgins, Deutsche Bank.

Shane Higgins, Deutsche Bank - *Analyst* 49

Yes. Good morning and thanks for taking the questions. Bill, you guys had great gallon comps, obviously, in the quarter and I know fuel prices were obviously down. They weren't down quite as much as they were in the first quarter. You called out the DOT numbers, miles driven. But can you talk about maybe what else has been driving strength in comp gallons? And the Fuel Saver program you mentioned, but anything else? And I believe you guys have the Fuel Saver with Hy-Vee. Any other color you can give us about fuel gallons by geography would be great.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 50

Yes. Definitely the Fuel Saver program has been a nice partnership with Hy-Vee for both of us, both Hy-Vee and us. And the Fuel Saver program has done well her in the past two quarters. And so when you look at our same-store gallons, and perhaps even relative to some of our peers, this is an area that certainly is helping drive that same-store movement. The lower fuel price certainly is part of that, as well, and then the miles driven. Those three factors really drive the same-store gallon movement. And so you can get a sense for at least a couple of those going forward to try to shore up what you might think our same-store gallons might be. So yes, we're certainly positive about that.

And with respect to the states and geography, when we look at the Fuel Saver program, it's going to be dominated in a few states. Right now we have roughly about 1,100 or so stores within the contract of that agreement. But when you boil it down, really the states of Iowa, Missouri are pretty predominant. You've got Kansas and Nebraska, pretty predominant states that really drive that same-store gallon movement coming from the Fuel Saver benefit. Missouri and Iowa happen to be about half our store base, though.

Shane Higgins, Deutsche Bank - *Analyst* 51

Okay. Great. That's really helpful. And then just looking at the prepared food margins for the quarter, they came in a that lower than I was expecting, given that you guys obviously benefiting a little bit from the lower cheese cost, and you had the May 1 price increase. Could you walk us through some of the puts and takes? I realize obviously you guys look like you're on track to hit your margin target for the year, but just trying to understand what's going on there.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 52

Absolutely. We had some supply cost increases in the second quarter in the fountain and bakery category that were not offset through price increases. So we did absorb those. And these are probably all about equal contribution, by the way. So those two, the increased supply cost in the fountain and the bakery category. We did have some increased promotional activity. We've talked a little bit about that. And so as we become a little bit more promotional, that does eat in just a little bit into the margin. And then we have

had a product mix shift in the bakery category. We've seen some of our higher margin items perform probably not quite up to expectation. And as the product mix shift changes there, that will affect your margin, as well.

Shane Higgins, Deutsche Bank - *Analyst* 53

And so you guys do still feel good about hitting that 62%, 62.5% full-year target?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 54

Yes. I think we have a great opportunity to hit that.

Shane Higgins, Deutsche Bank - *Analyst* 55

Great. Thanks a lot. I'll yield.

Operator 56

Ryan Gilligan, Barclays.

Ryan Gillligan, Barclays Capital - *Analyst* 57

Good morning. Thanks for taking the questions.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 58

Hi, Ryan. How are you?

Ryan Gillligan, Barclays Capital - *Analyst* 59

I'm doing well, thanks. I just had a quick follow-up to the answer you gave to Shane's question. So I get all the reasons that gallons are accelerating, but can you talk about the divergence in trends between the gallons and inside the store?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 60

Yes. That's an interesting -- we had that question in the last call. It's a factor, I'm not sure I have a complete answer for you, we have had a nice uptick in same-store gallon movement. But I think it circles back to an earlier comment that we made, and we also made in the press release, about a heightened awareness of our consumer and their spending. One of the things that we have seen that we haven't called out is the basket ring inside the store excluding fuel. That did step down sequentially from Q1 down to Q2. And so we are getting the traffic definitely at the pumps. Just at this point, I think we have a consumer consciousness that just is not pulling them into the store to buy other products. And so from our perspective, that takeaway is we needed to understand that and try and drive some promotional activity to get them into the store. And so those are some of the things that we're working on here as we move forward in the back half of the fiscal year.

Ryan Gillligan, Barclays Capital - *Analyst* 61

Got it. And so it doesn't reflect a change in your fuel pricing strategy, does it?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 62

It does not.

Ryan Gillligan, Barclays Capital - *Analyst* 63

Okay. And then could you just reconcile those comments with taking price increases inside the store? It seems like it could be a risk to the comp there.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 64

Yes. And we have this very concern coming with the prepared food category, as consumers certainly are more aware of their spending. But we have found, through our competitive pricing surveys, that we certainly are below market on a few key products. And we mentioned a couple of those, the beer and the 20-ounce soda. Also, just to clarify, I just want to make sure that a portion of these price increases are pass throughs from cost pressures, but we also think at the same time, we have an opportunity to maybe gain a little bit as we're doing that. And so we'll still be under the market, and the items that we're talking about necessarily aren't ones that people might pull back from. But we'll be very cautious and cognizant as we move forward with that, no different than we did with the recent price increase in prepared foods that we took November 1.

Ryan Gillligan, Barclays Capital - *Analyst* 65

That's helpful. Thanks. And can you just remind us how many stores you think are eligible for each of the three major initiatives?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 66

On a go forward basis?

Ryan Gilligan, Barclays Capital - *Analyst* 67

Yes.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 68

Yes. I'll give you just a general roll up there. The 24 hours, we're probably later in the game on that, probably more like an eighth inning. What we find in the 24-hour conversions, they tend to be in more populated areas to be more successful. Also, before I leave the 24 hours, some of the ones that we are converting now and that we will convert in the future are stores that already have modified hours. Our core hours used to be 6:00 to 11.00 PM. And now, we've made adjustments to many stores and they may be 5:00 AM until midnight. So when we convert those, obviously the contribution or the impact will probably be a little bit less. So that's for the 24-hour format.

When you look at the pizza delivery, it's going to be an interesting one going forward. I think a lot will depend on how some of these new rollouts perform in these smaller communities. Because when we first talked about pizza delivery, in the first several years of that program, we were talking about more metropolitan areas for us, or higher populated areas, as the target, which is about half our store base. And now we're rolling these out into smaller communities. So if we are successful here, I think we have an opportunity to take that even a little bit higher. So to put it in baseball terms, being a Cubs fan, we're probably about a fifth inning on the pizza delivery, and we're probably about a fifth inning on the major remodel program. And so I think we have numerous more years of opportunities in all of those, especially the latter two.

Ryan Gilligan, Barclays Capital - *Analyst* 69

That's really helpful. Thank you. And just quickly, what were credit card fees?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 70

Credit card fees were about $28 million in the quarter.

Ryan Gilligan, Barclays Capital - *Analyst* 71

Great. Thank you.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 72

You bet.

Operator 73

Ronald Bookbinder, Coker Palmer.

Ronald Bookbinder, Coker Palmer - *Analyst* 74

Good morning and thank you for taking the questions.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 75

You bet, Ron.

Ronald Bookbinder, Coker Palmer - *Analyst* 76

You started talking about traffic versus ticket. Could you break out, on the merchandise comp, as to what traffic was up versus ticket?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 77

Yes. Same-store traffic, we did, as you might imagine, we did see a deceleration in our same-store transactions from sequential and period over period. We are up just a little over 1% on a same-store customer count basis in the quarter. The ticket was down slightly, maybe a high single digit, right around 10 cent decrease.

Ronald Bookbinder, Coker Palmer - *Analyst* 78

Okay. And the ramp-up in fuel gallons due to the Fuel Saver program, that's been going on for a number of years now. Does Hy-Vee continue to add new promotions or things to make it exciting to keep people buying into the program and continuing to ramp that?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 79

Absolutely. Yes. They are constantly looking at opportunities within their stores to drive that program. And they'll do it a number of different ways. They'll have different promotions periodically, maybe on meat. They'll have periodic promotions on private label brands within their store. Last spring, they had a promotion, a significant promotion on changing or enticing card users to switch to a different type of card. So they're also looking for opportunities. And as they become more promotional in that particular program, obviously we benefit from that as the fuel points get increased.

Ronald Bookbinder, Coker Palmer - *Analyst* 80

And the store growth, where are the majority of these new sites? And is the environment any different from your legacy base?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 81

Yes. Well, if we go forward, especially in the next fiscal year and beyond, the penetration in some of the newer markets will definitely increase so we can leverage that second distribution center. So if you look at the sites that we have under contract that we talked about in the call and in the press release, you throw Indiana into that mix and then you go Indiana, Tennessee, Kentucky, Arkansas, Oklahoma, roughly half the stores that we have under contract are going to be in some of these newer markets and newer areas. So certainly want to leverage that distribution facility down in Terre Haute.

Now having said that, to the second part of your question, one of the challenges that we face when we go into newer markets, and this is nothing different or new to us, because we've been expanding our market for many years, is the ramp-up of prepared foods and having brand recognition in that. And what we find typically is the gallons and grocery on the merchandise ramp up consistent with existing states. It's just that we're not quite as known as well for prepared foods in those newer states. And so that lends back to an earlier comment that we made on some increased promotional activity with advertising in the digital format to try to entice people in that regard. So when you look at the OpEx, part of the OpEx, even though it's in line with our commentary at the beginning of the fiscal year, part of that was an increase in advertising in some of these newer markets, trying to get an increase or accelerated brand recognition, primarily in prepared foods.

Ronald Bookbinder, Coker Palmer - *Analyst* 82

And you brought up the new DC. How many stores are being shipped out of the new DC at this point?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 83

A little over 600 stores right now are operating out of that second distribution center, and growing.

Ronald Bookbinder, Coker Palmer - *Analyst* 84

And what percent of capacity would you estimate that at?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 85

It's going to depend on the number, the volume of stores that we add to that, especially in the prepared food volume. But roughly, we're probably around that 50% capacity.

Ronald Bookbinder, Coker Palmer - *Analyst* 86

Okay. Great. Thank you for taking the questions and good luck in the new quarter.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 87

Thanks, Ron.

Operator 88

Bob Summers, Macquarie.

Bob Summers, Macquarie Research Equities - *Analyst* 89

Thank you. Good morning, guys. So I want to try and triangulate a couple comments that were made today and try and figure out what the conversion from the pump to the store is. So if traffic in the store is 1% and traffic at the pump, let's call it, is somewhere between 2.5% to 3.5%, trying to adjust for gallons per transaction, it seems that maybe there's been a slippage in the conversion rate, but yet you're taking share at the pump. And to me, this could be powerful once the farm income hangover abates, which is particularly interesting, given that Deere raised their farm income expectation by about $8 billion two weeks ago. So I guess the question is, has there been a drop in the conversion rate from a transaction at the pump to the store over the last one to three quarters?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 90

I just want to clarify, that little over 1% same-store customer traffic I mentioned earlier, that's in totality. Those are measured by transactions, and so that would include a pay at the pump transaction. So it's really challenging for us. And quite honestly, I'm not sure anybody has information to measure the conversion rate of people at the pump coming into the store to buy something. And the reason for that is it's very, very common for somebody to come to one of our locations, clear a credit card transaction at the pump, that would be counted as one transaction, come into the store and pay cash for other items, like a coffee and a donut, that would be a second transaction. We have no way of connecting those two together. So I just want to make sure that was clear there. But definitely, I think we have opportunities to convert more, albeit we may not be able to quantify, but I think we have opportunities to convert more of our gas customers into the store, and so we're certainly looking at that. And I appreciate your comments on the farm income.

Bob Summers, Macquarie Research Equities - *Analyst* 91

Okay. Great. Thank you.

Operator 92

Anthony Lebiedzinski, Sidoti and Company.

Anthony Lebiedzinski, Sidoti & Company - *Analyst* 93

Good morning and thank you for taking the questions. So first, you spoke very highly about the Hy-Vee Fuel Saver program, but they're only in a portion of your store base now. Are you perhaps looking to partner up with others to have similar Fuel Saver programs in the states that Hy-Vee is not in?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 94

Yes, absolutely. And that's a good question, Anthony. Because right now, like we mentioned, roughly about 1,100 of the stores, might be slightly more than that, are part of the agreement with Hy-Vee. But in reality, 80% of the benefit we're getting from the Fuel Saver program are in the states that we mentioned earlier. And so as we go into new markets, we are certainly looking for additional partners, with respect to that Fuel Saver program. We have a few of those down in the Oklahoma area. Also, we are looking at opportunities that we may be able to do ourselves in creating Fuel Saver type opportunities, and so especially as we go into these newer markets where we don't have that Hy-Vee arrangement.

Anthony Lebiedzinski, Sidoti & Company - *Analyst* 95

Got it. Okay. And as far as the delivery of pizza, are you still looking to -- is it still the same type of menu or would you down the road consider delivering additional items?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 96

Yes. Currently it's the same type of product offering. It would be the pizza and what I would call some complementary items to pizza, like breadsticks and things like that. We have had some conversations internally about expanding that, from a test perspective, into other areas of prepared food, possibly even some grocery, that's still being kicked around. But if that does come and we start testing that, certainly we'll make that aware to everybody.

Anthony Lebiedzinski, Sidoti & Company - *Analyst* 97

Got it. Got it. Okay. And as far as the increased dialogue with acquisition targets, is that mostly because fuel margins are down versus last year or what would you attribute that increased dialogue?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 98

Yes. It's really hard to gauge what that's a result of. But that could be one of the reasons. Many cases, you have maybe a second generation or third generation owner that's taken over the business recently and maybe doesn't have the same type of passion as the founder. That's another reason, or there's some event in their life that would make them look to sell their business. So it's hard to really gauge exactly what it is, but I think all of those would be certain reasons for that.

Anthony Lebiedzinski, Sidoti & Company - *Analyst* 99

Got it. Okay. And then to follow up on that, so with the potentially lower tax rates coming next year, of 2018, would you say that if that does come through that you could see an acceleration of that, as people that are looking to sell their business would try to sell it and sell their businesses and pay less in taxes on their capital gains?

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 100

Certainly a possibility, yes. I think there's certainly some wait and see around that particular concept.

Anthony Lebiedzinski, Sidoti & Company - *Analyst* 101

Okay. Thank you.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 102

You bet.

Operator 103

Daniel O'Hare, Bank of America.

Daniel O'Hare, BofA Merrill Lynch - *Analyst* 104

Good morning, guys. Thanks for taking my question. Just to follow along with the tax cut commentary, particularly as it relates to the consumer, is there any historical context you could provide that maybe the last time that there was a big tax cut and how the consumer reacted and if you guys were beneficiaries of that and maybe if you've thought about the potential for that to happen? Thanks.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 105

That's a great question. I don't have any information surrounding that at this time, though. But certainly, we'll go back and take a look at that at the last major tax cut and see how our business followed subsequent to that. I think there's some merit to doing that.

Daniel O'Hare, BofA Merrill Lynch - *Analyst* 106

Got it. And then have you seen any changes in consumer sentiment post the election? Some retailers have said that they saw a slowdown in sales, possibly, due to some of the election noise, but then trends have improved post the election. I'm just wondering if you've seen any of that in your customer. Thanks.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 107

Yes. No, that's a good question. And as we were in the first quarter, as well into the second quarter, we have heard a lot of rhetoric around trepidation or anxiety around the election as a theme, as far as their business. I can't necessarily sit here and say how it affected us or affected us all, but certainly it's out there, and many of us had some anxiety either direction. And a lot of companies, as you pointed out, are reporting maybe a little bit of, I wouldn't say a sigh, but sigh of relief, but certainly an uptick in their business. At this point, we wouldn't be able to extrapolate anything like that into our business, but certainly I think that is logical thought process.

Daniel O'Hare, BofA Merrill Lynch - *Analyst* 108

Got it. Thanks so much.

Operator 109

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky, Northcoast Research - *Analyst* 110

Bill, quick question about tobacco products. Could you talk about that category, where it's going, the relative margins, and just how it performed in the most recent quarter and the outlook for the rest of the year.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 111

Yes. Cigarettes, first of all, as we came into the fiscal year, we did make a comment that we anticipated cigarettes to begin to moderate back towards the mid-single digit. We were in the high single digit for many years, following the MLP rollout, or the MLP implementation, that Marlboro leadership program. And so having said that, we have seen a gradual shift here over the quarters, and the second quarter is no exception, of customers moving away from carton purchasing and becoming more pack buyers. That obviously is a lower ring and it does affect your same-store sales within the grocery and general merchandise category, especially when it represents about 40% of the category. We also, in Q1, as we mentioned, we also have seen over the last several quarters a pullback in full value to more generic. We didn't quite see that here in the second quarter, but that may continue.

So we did see a deceleration in cigarette volume or sales in Q2 relative to Q1, and certainly that's a reason for the deceleration in comps from that period of time. I think it has to do more with that consumer spending and tightening and mindset that we talked about earlier. Going forward, it's a declining category. It has been for quite some time. Margins have been relatively stable here recently. We do have a price increase coming there that will be relatively margin neutral, maybe a slight uptick. Now if consumers continue to move towards pack purchasing and more of a generic type brand, that will benefit your margin in cigarette category. We'll keep you posted as we see those trends develop.

Chuck Cerankosky, Northcoast Research - *Analyst* 112

Thank you.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 113

You bet.

Operator 114

I'm showing no further questions in queue at this time. I'd like to turn the call back to Mr. Walljasper for closing remarks.

Bill Walljasper, Casey's General Stores, Inc. - *CFO* 115

Well, I'd just like to thank everybody for joining us and have a great week and Merry Christmas to all. Thank you.

Operator 116

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program and you may now disconnect. Everyone, have a great day.

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